MASTER AGREEMENT

between

Lixte Biotechnology Holdings, Inc.

and

Theradex® Systems, Inc.

This Master Agreement (the "Agreement") is made this 12th day of January, ~~2009~~ 2010 (the "Effective Date"), between Lixte Biotechnology Holdings, Inc. (hereinafter "Sponsor"), with its principal place of business at 248 Route 25A No.2, East Setauket, NY 11733 and Theradex® Systems, Inc. (hereinafter "Theradex®"), with its principal place of business at 4365 Route 1 South, Suite 101, Princeton, New Jersey 08540.

WITNESSETH

WHEREAS, Sponsor has now and from time to time in the future may have the desire to engage Theradex® for clinical research services; and

WHEREAS, Theradex® desires to provide such services to Sponsor subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF WORK

1.1 General. Theradex® shall use commercially reasonable efforts to provide clinical research services ("Services") to Sponsor as set forth herein, to keep Sponsor advised of the progress of the work, and to provide the Sponsor with such reports, specifications, and the like, as are appropriate to the nature of the Services to be performed hereunder.

1.2 Work Order. Services provided by Theradex® shall be subject to the terms and conditions of this Agreement. All such Services shall be the subject of a work order in substantially the form attached hereto as Attachment A, and as agreed upon and executed by the parties hereto (each, a "Work Order"). Each Work Order shall be attached to this Agreement, incorporated herein by reference, and subject to the terms and conditions set forth herein. Each Work Order shall identify the project and set out a description of the Services, the timeline therefore and the fees to be paid by the Sponsor (the "Fees"). There will be no limit to the number of Work Orders that may be added to this Agreement.

2. LEGAL REQUIREMENTS

2.1 Legal Standard. Theradex® warrants that is and will continue to be in full compliance at all times with all applicable laws and regulations ("Applicable Law"). Should non-compliance of an investigator or study site be discovered during the course of the project, Sponsor will be immediately notified and appropriate action will be taken by Theradex®. Any such action shall be conducted after consultation with Sponsor.

2.2 Use of Debarred Employees. Theradex® shall use its best efforts not to employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such person is debarred by the FDA under 21 U.S.C. 335a. Upon written request of Sponsor, Theradex® shall, within ten (10) business days of its receipt of such request, provide written confirmation that it has complied with the foregoing obligation. Theradex® agrees to immediately disclose in writing to Sponsor if any employee or agent is debarred, or if any action or investigation is pending or, to the best of Theradex®'s knowledge, threatened, relating to the debarment of Theradex® or any person performing Services pursuant to this Agreement.

2.3 Financial Disclosure. Theradex® shall also provide all information to Sponsor, reasonably requested by Sponsor, necessary to comply with any disclosure requirements of Applicable Law, including any information required to be disclosed in connection with any financial relationship between Sponsor and the investigators involved in the Study.

2.4 FDA/Sponsor Inspection.

(a) During the term of this Agreement, Theradex® agrees to permit representatives of Sponsor and/or of the FDA to examine at any reasonable time during normal business hours (and where applicable make copies of) relevant information and facilities necessary to confirm that the each study (or studies) being conducted pursuant to this Agreement (each, a "Study") is being conducted in compliance with the Study protocol, this Agreement and Applicable Law.

(b) Theradex® shall immediately notify Sponsor if FDA schedules, or, without scheduling, begins an inspection of a Study site, Theradex® or an IRB, in relation to the Sponsor's project. In addition, Theradex® will immediately provide Sponsor copies of any correspondence from or to the FDA or other regulatory authorities related to the Study, including but not limited to any FD-483s or warning letters, as well as any other correspondence with a governmental agency that is reasonably likely to affect the suitability of Theradex® to continue conducting the Study.

(c) Theradex® recognizes that if Sponsor should deem Theradex® to be in default of this Agreement that Theradex® shall have thirty (30) days to correct such default, provided that the correction of such default is within Theradex®'s power.

3. COMPENSATION

Unless otherwise agreed to by the parties hereto, the Fees to be paid to Theradex® for the Services shall be set forth in each Work Order. Payment shall be due and payable in accordance with the schedule set forth therein. Payments shall be made payable to Theradex® Systems, Inc. at the address above. Theradex® will submit to Sponsor a monthly invoice detailing labor and expenses as Services are rendered to Sponsor. Such labor and expenses shall be billed on a time and materials basis. Fees not covered by an individual Work Order will be invoiced separately after execution of a change order. Investigator fees will be invoiced separately from Theradex®'s service costs. Payment will be made by Sponsor within thirty (30) days after Sponsor's receipt of Theradex®'s monthly invoice. If Sponsor contests in good faith, certain elements of any invoice, Sponsor shall evidence the same in writing along with the reasons for such contest within thirty (30) days after the date of invoice. Sponsor and Theradex® will each designate a contact person to address the method in which contested invoice items will be resolved. Except for amounts subject to a bona fide dispute, payment shall be made by Sponsor within thirty (30) days after Sponsor's receipt of Theradex®'s monthly invoice, or as otherwise provided in the applicable Work Order.

4. PATENTS AND INVENTIONS

All rights to any discovery or invention conceived or conceived and reduced to practice in the performance of the Services conducted pursuant to this Agreement shall belong to Sponsor. Theradex® agrees to assign to Sponsor, at the request of Sponsor, the sole and exclusive ownership thereto, upon the payment of applicable fees by Sponsor, if any, incurred by Theradex® in the filing, prosecution, or maintenance of any patent application or patent issuing thereon.

5. CONFIDENTIALITY/PUBLICATIONS

5.1 Confidential Information. For purposes of this Agreement, "Confidential Information" means any information of Sponsor, whether of a technical, business or other nature, including but not limited to, information, documents, data and images which (i) relate to Sponsor's trade secrets, products, promotional material, developments, proprietary rights or business affairs, or (ii) are developed by or compiled by Theradex® pursuant to this Agreement. Confidential Information does not include any information that: (a) Theradex® can prove was known to it prior to the date of this Agreement; (b) Theradex® can prove was lawfully obtained from a third party without any obligation of confidentiality; or (c) is or becomes part of the public domain through no act or violation of any obligation of Theradex®. Theradex® shall not, at any time, without Sponsor's prior written consent, disclose to any third party any of Sponsor's Confidential Information. Theradex® shall use such Confidential Information solely for the performance of its obligations hereunder, and shall keep such information secure, secret and confidential and cause its employees and representatives to keep such information secure, secret and confidential and shall take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information. Notwithstanding the above, if Theradex® is required by law to disclose Confidential Information, Theradex® shall notify Sponsor, and Theradex® and

Sponsor shall agree upon a mutually satisfactory way to disclose such information as necessary and in accordance with Applicable Law. With respect to research subjects' medical records, the parties agree to hold in confidence the identity of the patients in accordance with Applicable Law.

5.2 Return of Information. Upon completion or earlier termination of this Agreement, Theradex® will promptly return to Sponsor, and facilitate return by all investigators, all Confidential Information, and to the extent that Sponsor so requests, Theradex® will destroy all copies of Confidential Information in Theradex®'s possession or under Theradex®'s control, except as otherwise required by Applicable Law.

5.3 Publications. Sponsor's policies and procedures on publications will apply to all investigator publications and presentations regarding a study that is part of the Services.

6. DATA MANAGEMENT

All study data shall be entered into an electronic database that has been validated according to acceptable industry practice. Full audit trails shall be maintained for changes in data entry. Audits of the final databases maintained by Theradex® shall be audited versus case report forms using industry standard techniques. Such audits shall be described in the applicable Work Orders.

7. TERM AND TERMINATION

7.1 Term. The term of this Agreement shall begin on the date first above mentioned and shall end on January 12, 2014, unless sooner terminated in accordance with the terms hereof. The term of this Agreement may be extended upon written agreement by Sponsor and Theradex®.

7.2 Termination.

(a) A Work Order or this Agreement may be terminated (i) by Sponsor at any time in the exercise of its sole discretion upon thirty (30) days prior written notice to Theradex®; (ii) by either party upon the material breach of this Agreement by the other party, which breach continues unremedied for thirty (30) days after delivery to the breaching party by the nonbreaching party of notice of such material breach; or (iii) immediately by either party in the event of the bankruptcy (voluntary or otherwise), insolvency or other similar financial distress of the other party. A termination of the Agreement pursuant to this Section 7.2 shall be deemed a termination of all uncompleted Work Orders.

(b) A Work Order or this Agreement may be terminated by Theradex® at any time in the exercise of its sole discretion upon sixty (60) days prior written notice to Sponsor. Should Theradex® terminate a Work Order or this Agreement pursuant to this Section 7.2(b), Theradex will fully assist Sponsor in transitioning the subject Services to one or more third parties chosen by Sponsor in its sole discretion.

(c) Upon termination or expiration of a Work Order or this Agreement, Theradex® shall (i) promptly terminate all related Services, provided that Theradex® shall not immediately terminate such Services necessary for the responsible treatment of any Study subjects and Sponsor shall continue to pay any and all reasonable fees associated with the provision of such Services and (ii) Theradex® will work with Sponsor to transition such Services to Sponsor or its designee. In the event of termination hereunder, other than as a result of a material breach by Theradex®, the total sums payable by Sponsor pursuant to this Agreement shall be equitably pro-rated for actual work performed up to the date of termination with any unexpended funds previously paid by Sponsor to Theradex® refunded to Sponsor.

8. INSURANCE

Sponsor shall retain product liability insurance for the duration of any such Work Order attached hereto that includes patients be treated. Theradex shall also retain insurance, in the form of professional liability insurance of no less than $5,000,000 for the duration of any Work Order attached hereto. Either party may, at any time receive proof of said insurance within thirty (30) days written notice.

9. TRANSFER OF SPONSOR OBLIGATIONS

Pursuant to 21 CFR 312.52, Sponsor shall identify the obligations it has transferred to Theradex® in the Work Orders. Theradex® agrees to carry out diligently all transferred obligations. Theradex® will undertake the monitoring of the studies to be conducted under the attached Work Orders. Theradex® acknowledges that Sponsor has the right to co-monitor the investigational sites with Theradex® personnel. Theradex® encourages Sponsor to take advantage of the co-monitoring right at the convenience of Sponsor.

10. ADVERSE EVENTS

To the extent appropriate with respect to Services to be delivered in connection with a given Work Order, Theradex® shall have a system to identify and collect all serious adverse drug experiences and unexpected adverse drug experiences (as defined in 21 CFR), which shall include instructing investigators to contact Theradex® and/or Sponsor directly within one (1) day of such an experience. Theradex® will notify Sponsor by telephone within one (1) day of its own receipt of notice of any serious or unexpected adverse drug experiences. Theradex® will promptly thereafter follow-up with written documentation to Sponsor. Theradex® shall notify all investigators of any serious or unexpected adverse drug experiences as required by FDA regulations, if such notification has been delegated to Theradex® in the Work Order(s). Adverse events other than those described above will be submitted by Theradex® in writing on case report forms during the course of the applicable Study. Specific instructions for reporting of serious or unexpected adverse drug experiences, IND safety reports and reporting of adverse events on case report forms shall be contained in the applicable Study protocols.

11. INDEMNIFICATION

(a) Sponsor shall indemnify, defend and hold harmless Theradex® and its employees, officers and directors ("Theradex Indemnitee") against any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys' fees, based on a personal injury allegedly resulting from the use of a Study drug supplied by Sponsor, except to the extent that any such claim is caused solely by a Theradex Indemnitee's own negligence or malpractice, or reckless or intentional misconduct in the administration of the Study drug. Theradex Indemnitee will give Sponsor timely written notice of any such claim served upon a Theradex Indemnitee. Sponsor shall have the right, at its sole expense, to defend same including selection of counsel and control of the proceedings, including reasonable settlement. Theradex® shall fully cooperate and aid in such defense. Sponsor has sole control over the defense and settlement of any such liability, including the sole right to select defense counsel, and in the event such a claim or action is or may be asserted, Theradex® shall have the right to select and to obtain representation by separate legal counsel. If Theradex® exercises such right, all costs and expenses incurred by Theradex® for such separate counsel shall be borne by Theradex®.

(b) Theradex shall indemnify, defend and hold harmless Sponsor and its employees, officers and directors ("Sponsor Indemnitee") against any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys' fees, based on a personal injury allegedly caused solely by Theradex®'s negligence or malpractice, or reckless or intentional misconduct in the administration of the Study drug. Sponsor Indemnitee will give Theradex® timely written notice of any such claim served upon Sponsor Indemnitee. Theradex® shall have the right, at its sole expense, to defend same including selection of counsel and control of the proceedings, including reasonable settlement. Sponsor shall fully cooperate and aid in such defense. Theradex® has sole control over the defense and settlement of any such liability, including the sole right to select defense counsel, and in the event such a claim or action is or may be asserted, Sponsor shall have the right to select and to obtain representation by separate legal counsel. If Sponsor exercises such right, all costs and expenses incurred by Sponsor for such separate counsel shall be borne by Sponsor.

12. LIMITATION OF LIABILITY

Except with respect to liability for a breach of section 4, 5 or 14.12 or a liability indemnifiable pursuant to section 11, neither party shall be liable to the other party under any circumstances for any special, indirect, consequential, or punitive damages, including, but not limited to, loss of profits, loss of business opportunities, or loss of goodwill, even if advised of the possibility of such damages. Except with respect to liability for a breach of section 4, 5 or 14.12 or a liability indemnifiable pursuant to section 11, in no event shall Theradex®'s liability in connection with this agreement exceed an amount equal to the fees paid to Theradex® by sponsor during the six (6) month period immediately preceding the determination of such liability.

13. CONTRACTING; SUBCONTRACTING

All services or materials for which Theradex® contracts, subcontracts or purchases for purposes of this Agreement shall be subject to prior written approval by Sponsor. Theradex® agrees to provide to Sponsor a copy of any such contract for services or materials prior to execution for comment, in particular regarding costs, source, payment schedule, early termination penalties, confidentiality and patent rights.

14. MISCELLANEOUS

14.1 Obligation of Investigators. All investigators and other personnel involved in the conduct of the Study will be informed, by Theradex®, of all of the relevant provisions of this Agreement and the obligations of Theradex® and will be required by Theradex® to comply therewith.

14.2 Publicity. None of the parties shall use the name of any other party for promotional purposes without the prior written consent of the party whose name is proposed to be used, nor shall either party disclose the existence or substance of this Agreement without the other party's prior written consent, except as required by law. Notwithstanding the preceding, the participation of Theradex® in the matters undertaken pursuant to this Agreement may be recognized by Sponsor in publications and promotional materials that may result from the Study and the development of the Study device without the prior approval of Theradex®.

14.3 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflicts of laws provisions.

14.4 Independent Contractor. Theradex®, its employees, investigators recruited by Theradex®, and research staff at study sites recruited by Theradex® shall act in the capacity of independent contractors hereunder and not as employees of Sponsor.

14.5 Agreement Modification; Assignment. This Agreement, or any of its Exhibits, may not be altered, amended, or modified except by a written document signed by the parties hereto. Neither party shall assign this Agreement or any of its rights or obligations without the prior written consent of the other party.

14.6 Notice. Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via first class United States mail or via overnight courier, to the following addresses (or such other address as a party may designate as a notice address in a prior written notice to the other party) and shall be deemed delivered when received as follows:

To: Lixte Biotechnology Holdings, Inc.
248 Route 25A No. 2
East Setauket, NY 11733
Attention: John Kovach
Telephone: ~~516-482-1200~~ 631-942-7959
Fax: 631-982-5050
e-mail: jkovach@lixte.com

To: Theradex® Systems, Inc.
Mailing Address:
CN 5257
Princeton, NJ 08543

Courier address:
4365 Route 1 South , Suite 101
Princeton, NJ 08540
Attention: Margaret Valnoski, President
Telephone: 609-799-7580
Fax: 609-799-4148
e-mail: mvalnoski@Theradex.com

14.7 Counterparts. This Agreement and any Work Order may be executed in two (2) counterparts, each of which will be deemed an original but both of which together will constitute one (1) and the same instrument.

14.8 Survival of Obligations. Notwithstanding expiration or termination of this Agreement for any reason, rights and obligations, which by their nature should survive, will remain in full force and effect. In particular Sections 4, 5, 7.2, 10, 11, 13.3, 13.8 and 13.12 will survive expiration or termination of this Agreement.

14.9 Enforceability. If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

14.10 Entire Agreement. This Agreement, together with its attachments and Work Orders, is the entire and complete understanding between the parties with respect to its subject

matter. It replaces, supersedes and renders void any and all prior agreements between the parties whether written or oral.

14.11 Conflict of Interest. During the course of Theradex®'s provision of Services hereunder, Theradex® shall not undertake to provide services for any person or organization that substantially hinders, delays and adversely impacts the execution of the Services.

14.12 Non-Solicitation. During the term of this Agreement and for six (6) months thereafter, Sponsor shall not, without the prior written consent of Theradex®, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee, subcontractor or executive who is at that time employed or contracted by Theradex® or who had been employed/contracted by Theradex® within the prior six (6) month period.

14.13 Conflicts. If any of the provisions of this Agreement conflict with any provision of the Study protocol, this Agreement shall take precedence. If any provisions of this Agreement conflict with any provision of a Work Order, the Work Order shall take precedence.

14.14 Waiver. No waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought. If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the other provisions of this Master Agreement. Waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

14.15 No Third Party Beneficiaries. The provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and assigns and they shall not be construed as conferring any rights on any other persons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Lixte Biotechnology Holdings, Inc.

By: [signature]

Name: John S Kovach

Title: President + CEO

Theradex® Systems, Inc.

By:____________________
Margaret Valnoski
President